EXHIBIT 10.6

FORM OF RESTRICTED STOCK AWARD CERTIFICATE

Non-transferable

GRANT TO

(“Grantee”)

by NorthStar Senior Care Trust, Inc. (the “Company”) of

shares of its common stock, $0.01 par value (the “Shares”)

pursuant to and subject to the provisions of the NorthStar Senior Care Trust, Inc. Independent Directors Compensation Plan (the “Directors Compensation Plan”), which is operated as a subplan of the NorthStar Senior Care Trust, Inc. Long Term Incentive Plan (the “Long Term Incentive Plan” and, together with the Directors Compensation Plan, the “Plans”) and to the terms and conditions set forth on the following page (the “Terms and Conditions”).  By accepting the Shares, Grantee shall be deemed to have agreed to the Terms and Conditions set forth in this Award Certificate and the Plans.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plans.

Unless vesting is accelerated in the discretion of the Board, the Shares will vest (become non-forfeitable) over four (4) years in equal quarterly installments beginning on the first day of the first quarter following the Grant Date, provided that Grantee is still serving as a director of the Company on each such date.

IN WITNESS WHEREOF, NorthStar Senior Care Trust, Inc., acting by and through its duly authorized officers, has caused this Award Certificate to be executed as of the Grant Date.

NORTHSTAR SENIOR CARE TRUST, INC.

By:
Its: Authorized Officer

Grant Date:

TERMS AND CONDITIONS

1.  Restrictions. The Shares are subject to each of the following restrictions. “Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated.  Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered.  If Grantee’s service as a director of the Company terminates for any reason other than as described in (b) below, then, unless vesting is accelerated in the discretion of the Board, Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date of termination, and such Restricted Shares shall be reconveyed to the Company without further consideration or any act or action by the Grantee. The restrictions imposed under this Paragraph shall apply to all shares of the Company’s common stock or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the common stock of the Company.

2.  Expiration and Termination of Restrictions.  The restrictions imposed under Paragraph 1 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):

(a) as to the installments specified on the cover page hereof, on the respective quarterly dates specified on such cover page; provided Grantee is providing services as a director of  the Company on each such date, or

(b) the termination of Grantee’s service as a director of the Company by reason of his or her death or Disability, or

(c)  the effective date of a Change in Control.

3.  Delivery of Shares. The Shares will be registered in the name of Grantee as of the Grant Date and may be held by the Company during the Restricted Period in certificated or uncertificated form. If a certificate for Restricted Shares is issued during the Restricted Period, such certificate shall be registered in the name of Grantee and shall bear a legend in substantially the following form: “This certificate and the shares of stock represented hereby are subject to the terms and conditions contained in a Restricted Stock Award Certificate between the registered owner and NorthStar Senior Care Trust, Inc.  Release from such terms and conditions shall be made only in accordance with the provisions of such Award Certificate, copies of which are on file in the offices of NorthStar Senior Care Trust, Inc.”  Stock certificates for the Shares, without the above legend, shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Restricted Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply, if deemed advisable by the Company, with registration requirements under the 1933 Act, listing requirements of any national securities exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

4.  Voting and Dividend Rights. Grantee, as beneficial owner of the Shares, shall have full voting and dividend rights with respect to the Shares during and after the Restricted Period. Each dividend payment, if any, shall be made at the same time that such dividend is paid to all other shareholders. Any non-cash dividends shall be subject to the restrictions imposed under Paragraph 1. If Grantee forfeits any rights he may have under this Award Certificate, Grantee shall no longer have any rights as a shareholder with respect to the Restricted Shares or any interest therein and Grantee shall no longer be entitled to receive dividends on such stock. In the event that for any reason Grantee shall have received dividends upon such stock after such forfeiture, Grantee shall repay to the Company any amount equal to such dividends.

5.  No Right of Continued Service. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue in the service of the Company.

6.  Payment of Taxes. Upon issuance of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Internal Revenue Code.  To effect such election, Grantee may file an appropriate election with the Internal Revenue Service within thirty (30) days after award of the Shares and otherwise in accordance with applicable Treasury Regulations.  Grantee will, no later than the date as of which any amount related to the Shares first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Board regarding payment of, any federal, state and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to such amount.  The obligations of the Company under this Award Certificate will be conditional on such payment or arrangements, and the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

7.  Plans Control.  The terms contained in the Plans are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plans. In the event of any actual or alleged conflict between the provisions of the Plans and the provisions of this Award Certificate, the provisions of the Plans shall be controlling and determinative.  In the event of any actual or alleged conflict between the provisions of the two Plans, the provisions of the Long Term Incentive Plan shall be controlling and determinative.

8.  Successors.  This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plans.

9.  Severability.  If any one or more of the provisions contained in this Award Certificate is invalid, illegal or unenforceable, the other provisions of this Award Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

10.  Notice.  Notices and communications hereunder must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid.  Notices to the Company must be addressed to NorthStar Senior Care Trust, Inc., 399 Park Avenue, 18th Floor, New York, New York 10022, Attn: Secretary, or any other address designated by the Company in a written notice to Grantee.  Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.